Advanced Series Trust
For the semi-annual period ended 6/30/09
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  Advanced Series Trust - Goldman Sachs Mid Cap
Growth Portfolio

1.   Name of Issuer: Northern Trust Corp

2.   Date of Purchase:  April 28, 2009

3.   Number of Securities Purchased:  15,000,000

4.   Dollar Amount of Purchase:  $750,000,000

5.   Price Per Unit:  $50.00

6.   Name(s) of Underwriter(s) or Dealer(s)
from whom purchased:  Morgan Stanley Co. Inc.

7. Other Members of the Underwriting Syndicate: Goldman Sachs & Co., Morgan Stanley & Co. Incorporated, UBS Securities LLC